CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Capped Leveraged Index Return Notes® Linked to the Brazil, China, and Russia Equity Index Basket, due August 30, 2013	847,533	$10.00	$8,475,330	$983.99

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

The LIRNs are being offered by Bank of America Corporation (“BAC”). The LIRNs will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the LIRNs involves a number of risks. There are important differences between the LIRNs and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-10 of product supplement LIRN-2. LIRNs:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$8,475,330.00
Underwriting discount (1)	$ 0.20	$ 169,506.60
Proceeds, before expenses, to Bank of America Corporation	$ 9.80	$8,305,823.40

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively.

Merrill Lynch & Co.
September 14, 2011

847,533 Units Pricing Date September 14, 2011 Capped Leveraged Index Return Notes® Settlement Date September 16, 2011 Linked to the Brazil, China, and Russia Equity Index Basket, Maturity Date August 30, 2013 due August 30, 2013 CUSIP No. 06051N377 $10 principal amount per unit Term Sheet No. 707 Capped Leveraged Index Return Notes® The LIRNs have a term of approximately two years The LIRNs provide 200% leveraged upside exposure to increases in the value of a Basket comprised of the Bovespa Index, the Hang Seng China Enterprises Index, and the Russian Depository Index, subject to a cap of 32.80% The Hang Seng China Enterprises Index was given an initial weight of 33.34%, and the Bovespa Index and the Russian Depository Index were given an initial weight of 33.33% 1-to-1 downside exposure to decreases in the value of the Basket below the Threshold Value, with up to 90% of the principal amount at risk Payment of the Redemption Amount at maturity is subject to the credit risk of Bank of America Corporation No periodic interest payments No listing on any securities exchange Market Downside Protection Enhanced Income Market Access Enhanced Return

Summary

The Capped Leveraged Index Return Notes® Linked to the Brazil, China, and Russia Equity Index Basket, due August 30, 2013 (the “LIRNs”) are our senior unsecured debt securities. The LIRNs are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The LIRNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the LIRNs, including any repayment of principal, will be subject to the credit risk of BAC. The LIRNs provide a leveraged return for investors, subject to a cap, if the value of the Brazil, China, and Russia Equity Index Basket described below (the “Basket”) increases moderately from the Starting Value of the Basket to the Ending Value of the Basket. Investors must be willing to forgo interest payments on the LIRNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price.

The Basket is comprised of the Bovespa Index, the Hang Seng China Enterprises Index, and the Russian Depository Index (each, a “Basket Component,” and together, the “Basket Components”). On the pricing date, the Hang Seng China Enterprises Index was given an initial weight of 33.34%, and the Bovespa Index and the Russian Depository Index were each given an initial weight of 33.33%.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our” or similar references are to BAC.

Terms of the LIRNs

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately two years
Market Measure:

The Brazil, China, and Russia Equity Index Basket comprised of the Bovespa Index (Bloomberg symbol: “USIBOV”), the Hang Seng China Enterprises Index (Bloomberg symbol: “HSCEI”), and the Russian Depository Index (Bloomberg symbol: “RDXUSD”).

Starting Value:	100.00
Ending Value:

The average of the closing values of the Basket on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described on page S-26 of product supplement LIRN-2.

Threshold Value:	90.00 (90% of the Starting Value)
Capped Value:	$13.28 per unit of the LIRNs, which represents a return of 32.80% over the Original Offering Price.
Participation Rate:	200%
Maturity Valuation Period:	August 21, 2013, August 22, 2013, August 23, 2013, August 26, 2013, and August 27, 2013
Calculation Agent:	MLPF&S, a subsidiary of BAC
Fees Charged:	The public offering price of the LIRNs includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-6.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Capped Leveraged Index Return Notes®	TS-2

Hypothetical Payout Profile

This graph reflects the returns on the LIRNs at maturity, based upon the Participation Rate of 200%, the Threshold Value equal to 90% of the Starting Value, and the Capped Value of $13.28 (a 32.80% return). The green line reflects the returns on the LIRNs, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends in the case of the Hang Seng China Enterprises Index and the Russian Depository Index.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Redemption Amounts

The below table and examples are for purposes of illustration only. They are based on hypothetical values and show a hypothetical return on the LIRNs. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and the term of your investment.

The following table illustrates, for the Starting Value of 100, the Threshold Value of 90, and a range of Ending Values:

▪	the percentage change from the Starting Value to the Ending Value;

▪	the Redemption Amount per unit of the LIRNs; and

▪	the total rate of return to holders of the LIRNs.

Each of the Hang Seng China Enterprises Index and the Russian Depository Index is a price return index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in these Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. The Bovespa Index is a total return index that reflects dividends paid on its component stocks.

The table and examples reflect the Participation Rate of 200% and the Capped Value of $13.28 (per unit).

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the LIRNs
50.00		-50.00%	6.00		-40.00%
60.00		-40.00%	7.00		-30.00%
70.00		-30.00%	8.00		-20.00%
85.00		-15.00%	9.50		-5.00%
90.00	(1)	-10.00%	10.00		0.00%
96.00		-4.00%	10.00		0.00%
98.00		-2.00%	10.00		0.00%
100.00	(2)	0.00%	10.00		0.00%
102.00		2.00%	10.40		4.00%
104.00		4.00%	10.80		8.00%
110.00		10.00%	12.00		20.00%
120.00		20.00%	13.28	(3)	32.80%
130.00		30.00%	13.28		32.80%
140.00		40.00%	13.28		32.80%
150.00		50.00%	13.28		32.80%

(1)	This is the Threshold Value.

(2)	This is the Starting Value.

(3)	The Redemption Amount cannot exceed the Capped Value of $13.28 per unit of the LIRNs.

Capped Leveraged Index Return Notes®	TS-3

Example 1 — The Ending Value is 70% of the Starting Value:

Starting Value:	100
Ending Value:	70
Threshold Value:	90

Redemption Amount (per unit) =	$10 –	[	$10 ×	(90 – 70)	]	= $8.00
100

Redemption Amount (per unit) = $8.00

Example 2 — The Ending Value is 95% of the Starting Value:

Starting Value:	100
Ending Value:	95
Threshold Value:	90

Redemption Amount (per unit) = $10.00 (If the Ending Value is less than or equal to the Starting Value but is greater than or equal to the Threshold Value, the Redemption Amount will equal the Original Offering Price.)

Example 3 — The Ending Value is 104% of the Starting Value:

Starting Value:	100
Ending Value:	104

Redemption Amount (per unit) = $10 +	[	$10 × 200% ×	(104 – 100)	]	= $10.80
100

Redemption Amount (per unit) = $10.80

Example 4 — The Ending Value is 150% of the Starting Value:

Starting Value:	100
Ending Value:	150

Redemption Amount (per unit) = lesser of (a) $10 +	[	$10 × 200% ×	(150 – 100)	]	= $20.00 and (b) $13.28
100

Redemption Amount (per unit) = $13.28    (The Redemption Amount cannot be greater than the Capped Value.)

Capped Leveraged Index Return Notes®	TS-4

Risk Factors

There are important differences between the LIRNs and a conventional debt security. An investment in the LIRNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the LIRNs in the “Risk Factors” sections beginning on page S-10 of product supplement LIRN-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, is limited to the return represented by the Capped Value.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Basket Components.

▪	You must rely on your own evaluation of the merits of an investment linked to the Basket.

▪

In seeking to provide you with what we believe to be competitive terms for the LIRNs while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging, and distributing the LIRNs described on page TS-6. The price at which you may sell the LIRNs in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for the LIRNs. MLPF&S is not obligated to make a market for, or to repurchase, the LIRNs.

▪	The Redemption Amount will not be affected by all developments relating to the Basket Components.

▪	Changes in the levels of the Basket Components may offset each other.

▪	Each Index Publisher (as defined below) may adjust the applicable Basket Component in a way that affects its level, and those publishers have no obligation to consider your interests.

▪

You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions of the issuers of those securities. You will not benefit from dividends or other distributions by the issuers of those securities, except to the extent that dividends and distributions on the applicable component stocks are reflected in the level of the Bovespa Index.

▪

While we or our affiliates may from time to time own stocks included in the Basket Components, we do not control any company represented by any Basket Component, and are not responsible for any disclosure made by any other company.

▪	Your return on the LIRNs may be affected by factors affecting the international securities markets.

▪	Exchange rate movements may impact the value of the LIRNs.

▪

If you attempt to sell the LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Payments on the LIRNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the LIRNs.

▪	Purchases and sales by us and our affiliates of stocks included in the Basket Components may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the LIRNs and their market value.

▪	Our business activities relating to the companies represented by the Basket Components may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the LIRNs are uncertain, and may be adverse to a holder of the LIRNs. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2.

Other Terms of the LIRNs

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth on pages S-7 and S-24 of product supplement LIRN-2.

A “Market Measure Business Day” means a day on which:

(A)	the São Paulo Stock Exchange (as to the Bovespa Index); the Hong Kong Stock Exchange (as to the Hang Seng China Enterprises Index); and the London Stock Exchange (as to the Russian Depositary Index) (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Basket Components or any successors thereto are calculated and published.

Capped Leveraged Index Return Notes®	TS-5

Investor Considerations

You may wish to consider an investment in the LIRNs if:

▪	You anticipate that the value of the Basket will increase moderately from the Starting Value to the Ending Value.

▪

You accept that your investment will result in a loss, which could be significant, if the value of the Basket decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You accept that the return on the LIRNs will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the LIRNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You seek exposure to the Basket Components with no expectation of owning the applicable stocks, and in the case of the Hang Seng China Enterprises Index and the Russian Depository Index, no expectation of obtaining any benefit from the dividends declared on those stocks.

▪

You are willing to accept that a trading market is not expected to develop for the LIRNs. You understand that secondary market prices for the LIRNs, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the LIRNs.

The LIRNs may not be an appropriate investment for you if:

▪

You anticipate that the value of the Basket will decrease from the Starting Value to the Ending Value or that the value of the Basket will not increase sufficiently over the term of the LIRNs to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek a return on your investment that will not be capped at a percentage represented by the Capped Value.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪	You seek assurances that there will be a liquid market if and when you want to sell the LIRNs prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the LIRNs.

Supplement to the Plan of Distribution; Role of MLPF&S and Conflicts of Interest

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the LIRNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The LIRNs will not be listed on any securities exchange. In the original offering of the LIRNs, the LIRNs will be sold in minimum investment amounts of 100 units.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the LIRNs. Accordingly, offerings of the LIRNs will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

Under our distribution agreement with MLPF&S, MLPF&S will purchase the LIRNs from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the LIRNs are structured and resulting obligations hedged. The fees charged reduce the economic terms of the LIRNs. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the LIRNs, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of our subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—General Risks Relating to LIRNs,” beginning on page S-10 and “Use of Proceeds” on page S-21 in product supplement LIRN-2.

If you place an order to purchase the LIRNs, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the LIRNs, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these transactions; however it is not obligated to engage in any such transactions.

Capped Leveraged Index Return Notes®	TS-6

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of LIRNs—Basket Market Measures” beginning on page S-30 of product supplement LIRN-2.

As of the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
Hang Seng China Enterprises Index	HSCEI	33.34%	9,968.86	0.00334441	33.34
The Bovespa Index	USIBOV	33.33%	32,572.92	0.00102324	33.33
The Russian Depositary Index	RDXUSD	33.33%	1,714.15	0.01944404	33.33
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.

(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date, and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket by summing the products of the closing level for each Basket Component on each calculation day during the Maturity Valuation Period and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described beginning on page S-24 of product supplement LIRN-2 in the section “Description of LIRNs—The Starting Value and the Ending Value—Ending Value—Equity-Based Basket Market Measures.”

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket in the period from January 2006 through August 2011. The graph is based upon actual month-end historical levels of each Basket Component, hypothetical Component Ratios determined as of December 31, 2005, and a Basket value of 100 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the LIRNs may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the LIRNs.

Capped Leveraged Index Return Notes®	TS-7

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by BM&FBOVESPA, which is a Brazilian company created in 2008 through the integration of the São Paulo Stock Exchange (“BOVESPA”) and the Brazilian Mercantile & Futures Exchange, Hang Seng Indexes Company Limited (“Hang Seng Indexes”), and Wiener Börse AG (“Wiener Börse,” and together the “Index Publishers”), which own the copyright and all other rights to the applicable Basket Component, have no obligation to continue to publish, and may discontinue publication of, the applicable Basket Component. The consequences of an Index Publisher discontinuing publication of a Basket Component are discussed in the section of product supplement LIRN-2 entitled “Description of LIRNs—Discontinuance of a Market Measure” on page S-30 of product supplement LIRN-2. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of any of the Basket Components or any successor index.

The Bovespa Index

The value of the Bovespa Index, also referred to as Ibovespa, as used in this term sheet, will be that of Ibovespa as reported in U.S. dollars on Bloomberg screen USIBOV. This value reflects the closing value of Ibovespa, as reported in Brazilian reais, divided by the Brazil PTAX Rate, which is the average exchange rate for U.S. dollars calculated and reported by the Brazil Central Bank at the end of each day and reported on Bloomberg screen BZFXPTAX.

Ibovespa is a widely-followed indicator of the Brazilian stock market’s average performance. Ibovespa is a total return index calculated and reported in real-time by BOVESPA and reflects the values of BOVESPA’s most highly traded stocks. BOVESPA has calculated Ibovespa since its inception in 1968. BOVESPA calculates Ibovespa in real time, considering the prices of the last trades carried out in the cash market (round lot) with the stocks that compose its portfolio.

As of the pricing date, Ibovespa consisted of 67 underlying stocks. The underlying stocks that make up Ibovespa represent more than 80% of trading volume and the financial value registered on BOVESPA’s cash market (round lot) and represent approximately 70% of the market capitalization of all companies on BOVESPA. Ten industries comprise the Ibovespa, with the approximate percentage of the market capitalization of the Ibovespa included in each group as of the pricing date indicated in parentheses: Materials (26.6%); Energy (19.3%); Financials (17.6%); Consumer Discretionary (12.1%); Consumer Staples (8.8%); Utilities (5.5%); Industrials (4.1%); Telecommunication Services (3.4%); Information Technology (2.6%); and Health Care (0.0%).

The basic objective of Ibovespa is to be an average indicator of market performance in Brazil. For that purpose, its composition aims at reflecting as closely as possible the real configuration of the cash market operations (round lot) on BOVESPA. The value of Ibovespa is the current value, in Brazilian currency, of a theoretical stock portfolio constituted on February 1, 1968. No additional investment has been made since this date, apart from the reinvestment of the distributed benefits (such as dividends, subscription rights, and stock bonuses). Therefore, Ibovespa reflects not only the changes in the stock prices but also the impact of the distribution of benefits received by stockholders, and is considered an indicator that evaluates the total return of its component stocks. Although Ibovespa has been calculated according to the same basic methodology since inception, the index level has undergone multiple divisions since inception, including division by 100 on October 3, 1983, and division by 10 on ten different dates since that time.

To be included in Ibovespa, stocks must meet certain criteria over the last 12 months, including:

•	be included in the group of stocks, the sum of their respective negotiability indexes represent 80% of the total value of all individual negotiability indexes;

•	have a trading value participation higher than 0.1% of the total; and

•	have a trading session presence of more than 80%.

The participation of each stock in the portfolio has a correlative relation with its representation in the cash market—in terms of number of trades and financial value—adjusted to the sample’s size. Once selected for Ibovespa, a stock will only be excluded when it no longer satisfies at least two of the inclusion criteria. In addition, companies that are under protection from creditors, have filed for bankruptcy, are subject to a long trading suspension, or are in other special situations, will not be included in the computation of Ibovespa.

Ibovespa is calculated as the sum of the weights of the underlying stock’s theoretical quantity multiplied by its last price. To ensure the representation of Ibovespa over time, its portfolio is recalculated at the end of every four months. At the rebalancings, the changes in the relative participation of each stock in Ibovespa are identified, as well as their maintenance or exclusion, and possible inclusions of new underlying stocks are defined.

In case of suspension of a component share, Ibovespa will use the price of the last trade registered on BOVESPA until the resumption of trading. If trading is not permitted for a period of 50 days, as of the date of suspension, or if it is unlikely that trading will be resumed, or in case of rebalancing of the portfolio, the underlying stock will be excluded from the portfolio. In such a case, BOVESPA will make necessary adjustments to ensure the continuity of Ibovespa.

Capped Leveraged Index Return Notes®	TS-8

The following graph sets forth the monthly historical performance of the Bovespa Index in the period from January 2006 through August 2011. This historical data on the Bovespa Index is not necessarily indicative of the future performance of the Bovespa Index or what the value of the LIRNs may be. Any historical upward or downward trend in the level of the Bovespa Index during any period set forth below is not an indication that the level of the Bovespa Index is more or less likely to increase or decrease at any time over the term of the LIRNs. On the pricing date, the closing level of the Bovespa Index was 32,572.92.

Before investing in the LIRNs, you should consult publicly available sources for the levels and trading pattern of the Bovespa Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Bovespa Index and financial markets generally exhibiting greater volatility than in earlier periods.

License Agreement

BOVESPA has given permission, in exchange for a fee, for the right to use indices owned and published by BOVESPA in connection with the LIRNs.

BOVESPA is under no obligation to continue the calculation and dissemination of the Bovespa Index. The LIRNs are not sponsored, endorsed, sold, or promoted by BOVESPA. No inference should be drawn from the information contained in this term sheet that BOVESPA makes any representation or warranty, implied or express, to us, to the holders of the LIRNs, or to any member of the public regarding the advisability of investing in securities generally or in the LIRNs in particular or the ability of the LIRNs to track general stock market performance. BOVESPA has no obligation to take our needs or the needs of the holders of the LIRNs into consideration in determining, composing, or calculating the Bovespa Index. BOVESPA is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the LIRNs to be issued or in the determination or calculation of the Redemption Amount. BOVESPA has no obligation or liability in connection with the administration or marketing of the LIRNs.

The agreement between BOVESPA and us provides that the following information must be set forth in this term sheet:

Ibovespa is a trademark owned by the BM&FBOVESPA S.A. — Bolsa de Valores, Mercadorias e Futuros, and has been licensed for use by us for this issuance. The LIRNs are not issued, sponsored, endorsed, sold or promoted by BM&FBOVESPA, neither does BM&FBOVESPA make any warranties or bear any liability with respect to the product. As per the index management, BM&FBOVESPA reserves the right to change any Ibovespa’s characteristics if judged necessary.

Capped Leveraged Index Return Notes®	TS-9

The Hang Seng China Enterprises Index

The Hang Seng China Enterprises Index (the “HSCEI”) is calculated and managed by Hang Seng Indexes, a wholly-owned subsidiary of the Hang Seng Bank, and was first calculated and published on August 8, 1994. The HSCEI was launched as a market-capitalization weighted index, tracks the performance of the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on the Stock Exchange of Hong Kong Ltd. (the “SEHK”). H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. The HSCEI had a base index of 1,000 at launch, but with the launch of the Hang Seng Composite Index Series on October 3, 2001, the HSCEI was rebased with a value of 2,000 on January 3, 2000 to align with the HSCI Series. The HSCEI is reviewed and rebalanced quarterly and only the 40 stocks that have the highest market capitalization will be selected as constituents of the HSCEI. As of the pricing date, eleven industries comprise the HSCEI, with the approximate percentage of the market capitalization of the HSCEI included in each group indicated in parentheses: Financials (46.3%); Energy (25.4%); Properties & Construction (12.2%); Materials (4.5%); Consumer Goods (3.7%); Telecommunications (3.4%); Services (1.5%); Information Technology (1.3%); Health Care (0.7%); Utilities (0.6%); Consumer Discretionary (0.4%); and Industrial Goods (0.0%).

To be eligible for inclusion in the HSCEI, a stock must have listed on the main board of the SEHK for at least one month and the issuer must have a primary listing on the main board of the SEHK. A stock can be selected as a constituent of the HSCEI if (a) it has had a turnover velocity of at least 0.1% for at least 10 out of the past 12 months (and for all of the latest three months if it is a new constituent), and (b) the stock’s 12-month average market capitalization ranks rises to the 40th position or better. The number of constituent stocks in the HSCEI is fixed at 40, so the next highest ranking stock will be added or the next lowest ranking constituents will be removed if the numbers of stocks that leave and join the HSCEI are not the same.

The calculation methodology of the HSCEI changed on March 6, 2006 from a full market capitalization weighted methodology to a free float-adjusted market capitalization methodology. This free float adjustment aims to exclude from the HSCEI calculation long-term core shareholdings that are not readily available for trading. A free float-adjusted factor, which represents the proportion of shares that are free-floating as a percentage of issued shares, is used to adjust the number of shares for the HSCEI calculation. A 10% cap on individual stock weights is applied to ensure no one stock dominates the HSCEI.

The HSCEI is reported by Bloomberg L.P. under the ticker symbol “HSCEI”.

The following graph sets forth the monthly historical performance of the HSCEI in the period from January 2006 through August 2011. This historical data on the HSCEI is not necessarily indicative of the future performance of the HSCEI or what the value of the LIRNs may be. Any historical upward or downward trend in the level of the HSCEI during any period set forth below is not an indication that the HSCEI is more or less likely to increase or decrease at any time over the term of the LIRNs. On the pricing date, the closing level of the HSCEI was 9,968.86.

Before investing in the LIRNs, you should consult publicly available sources for the levels and trading pattern of the HSCEI. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the HSCEI and financial markets generally exhibiting greater volatility than in earlier periods.

Capped Leveraged Index Return Notes®	TS-10

License Agreement

We have entered into a non-exclusive license agreement with HSI Services Limited and Hang Seng Data Services Limited providing for the license to us of the right to use certain indices calculated by HSI Services Limited in connection with the issuance and marketing of securities, including the LIRNs.

The license agreement provides that the following information must be set forth in this term sheet:

The HSCEI is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name of the HSCEI are proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the HSCEI by us in connection with the LIRNs BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE LIRNS OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF ANY OF THE HSCEI AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF ANY OF THE HSCEI OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF ANY OF THE HSCEI OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO ANY OF THE HSCEI IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of any of the HSCEI and any of the related formula or formulae constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO ANY OF THE HSCEI BY US IN CONNECTION WITH THE LIRNS; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE HSCEI; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS, OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSCEI WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE LIRNS OR ANY OTHER PERSON DEALING WITH THE LIRNS AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the LIRNs in any manner whatsoever by any broker, holder, or other person dealing with the LIRNs. Any broker, holder or other person dealing with the LIRNs does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasicontractual relationship between any broker, holder, or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Capped Leveraged Index Return Notes®	TS-11

The Russian Depositary Index

The Russian Depositary Index (index symbol “RDXUSD”, the Russian Depositary Index denominated in United States dollars) is calculated, published, and disseminated by the Wiener Börse. The Russian Depositary Index was set to a base value of 1,000 index points on October 8, 1997. The Russian Depositary Index is a capitalization-weighted price index consisting of the most actively traded depositary receipts on the blue chip stocks of the Russian stock market traded on the London Stock Exchange and reflects in real-time the movement of the underlying depositary receipts, as well as currency updates, which occur every two minutes. The Russian Depositary Index is not adjusted for dividend payments on the constituent depositary receipts comprising the Russian Depositary Index. The Russian Depositary Index is calculated on every trading day for depositary receipts on the London Stock Exchange regardless of whether trading takes place in the underlying stocks at the local exchange. As of the pricing date, 15 depositary receipts were included in the Russian Depositary Index. Ten industries comprise the Russian Depositary Index, with the approximate percentage of the market capitalization of the Russian Depositary included in each group as of the pricing date indicated in parentheses: Energy (54.3%); Materials (19.5%); Financials (19.0%); Consumer Staples (4.7%); Utilities (2.5%); Industrials (0.0%); Telecommunication Services (0.0%); Consumer Discretionary (0.0%); Information Technology (0.0%); and Health Care (0.0%).

Only actively traded depositary receipts listed on the London Stock Exchange are included in the Russian Depositary Index. The selection criteria for depositary receipts included in the Russian Depositary Index are: liquidity of the depositary receipts, market capitalization and significance of the underlying stocks, price availability of the depositary receipt, transparency, and market interest. The most important criteria are market capitalization and liquidity. Generally, only depositary receipts listed in the most actively traded market segments are considered for inclusion. The purpose of the Russian Depositary Index is to mirror the development of prices of the most liquid blue chip stocks and thus, there is no limit to the maximum number of depositary receipts that may be contained in the Russian Depositary Index. National Privatization Units, investment fund shares, and similar investment forms set up as stock corporations are not eligible for inclusion in the Russian Depositary Index.

The weighting of each depositary receipt in the Russian Depositary Index is determined on the basis of its weighted market capitalization (number of shares multiplied by the current price of the depositary receipts on the London Stock Exchange and the conversion factor for the depositary receipts) multiplied by the weighting factors. The weighting factors for the Russian Depositary Index are the free float factor and the representation factor. The free float factor ranges from 0.10 to 1.00. Only the weighting factor that exceeds the determined free float is used for calculation. The free float factor is designed to prevent component stocks with a high market capitalization and low free float from having too much influence on the Russian Depositary Index, as well as to prevent manipulation. The free float factor is determined by Wiener Börse and is adjusted quarterly by the Russian Depositary Index Management. The representation factor can take values between 0.01 and 1.00 to ensure that a component stock of the Russian Depositary Index does not exceed the maximum index capitalization of 25%. The representation factor is reviewed quarterly by the Russian Depositary Index Management.

All resolutions on periodic adjustments and changes to the Russian Depositary Index composition are decided by the Russian Depositary Index Committee. All resolutions of the Russian Depositary Index Committee are implemented by the Russian Depositary Index Management. The Russian Depositary Index calculation parameters are reviewed on a quarterly basis at the beginning of March, June, September, and December. Generally, changes are executed after the close of trading on the last trading day of the applicable month.

The following graph sets forth the monthly historical performance of the Russian Depositary Index in the period from January 2006 to August 2011. This historical data on the Russian Depositary Index is not necessarily indicative of the future performance of the Russian Depositary Index or what the value of the LIRNs may be. Any historical upward or downward trend in the level of the Russian Depositary Index during any period set forth below is not an indication that the Russian Depositary Index is more or less likely to increase or decrease at any time over the term of the LIRNs. On the pricing date, the closing level of the Russian Depositary Index was 1,714.15.

Before investing in the LIRNs, you should consult publicly available sources for the levels and trading patterns of the Russian Depositary Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Russian Depositary Index and financial markets generally exhibiting greater volatility than in earlier periods.

Capped Leveraged Index Return Notes®	TS-12

License Agreement

We have entered into a non-exclusive license agreement with Wiener Börse, providing for the license to us of the right to use certain indices calculated by the Wiener Börse in connection with the issuance and marketing of securities, including the LIRNs.

The license agreement provides that the following information must be set forth in this term sheet:

The Russian Depositary Index was developed and is real-time calculated and published by Wiener Börse AG. The full name of the Russian Depositary Index and its abbreviation are protected by copyright law as trademarks. The Russian Depositary Index description, rules, and composition are available online on www.indices.cc - the index portal of Wiener Börse AG.

Wiener Börse does not guarantee the accuracy and/or the completeness of the Russian Depositary Index or any data included therein and Wiener Börse shall have no liability for any errors, omissions, or interruptions therein.

A non-exclusive authorization to use the Russian Depositary Index in conjunction with financial products was granted upon the conclusion of a license agreement between us and Wiener Börse AG. The only relationship to us is the licensing of certain trademarks and trade names of the Russian Depositary Index, which is determined, composed, and calculated by Wiener Börse without regard to us or the LIRNs. Wiener Börse reserves the rights to change the methods of index calculation or publication, to cease the calculation or publication of the Russian Depositary Index, or to change the Russian Depositary Index trademarks, or cease the use thereof. The LIRNs are not in any way sponsored, endorsed, sold, or promoted by the Wiener Börse. Wiener Börse makes no warranty or representation whatsoever, express or implied, as to results to be obtained by us, owners of the LIRNs, or any other person or entity from the use of the Russian Depositary Index or any data included therein. Without limiting any of the foregoing, in no event shall Wiener Börse have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

Capped Leveraged Index Return Notes®	TS-13

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the LIRNs, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the LIRNs for all tax purposes as a single financial contract with respect to the Basket that requires you to pay us at inception an amount equal to the purchase price of the LIRNs and that entitles you to receive at maturity an amount in cash based upon the performance of the Basket.

•

Under this characterization and tax treatment of the LIRNs, upon receipt of a cash payment at maturity or upon a sale or exchange of the LIRNs prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you held the LIRNs for more than one year.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the LIRNs. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2, which you should carefully review prior to investing in the LIRNs.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the LIRNs, we intend to treat the LIRNs for all tax purposes as a single financial contract with respect to the Basket that requires the investor to pay us at inception an amount equal to the purchase price of the LIRNs and that entitles the investor to receive at maturity an amount in cash based upon the performance of the Basket. Under the terms of the LIRNs, we and every investor in the LIRNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the LIRNs as described in the preceding sentence. This discussion assumes that the LIRNs constitute a single financial contract with respect to the Basket for U.S. federal income tax purposes. If the LIRNs did not constitute a single financial contract, the tax consequences described below would be materially different. The discussion in this section also assumes that there is a significant possibility of a significant loss of principal on an investment in the LIRNs.

This characterization of the LIRNs is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the LIRNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the LIRNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement LIRN-2. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the LIRNs, including possible alternative characterizations.

Settlement at Maturity or Sale or Exchange Prior to Maturity. Assuming that the LIRNs are properly characterized and treated as single financial contracts with respect to the Basket for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the LIRNs prior to maturity, a U.S. Holder (as defined on page S-36 of product supplement LIRN-2) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the LIRNs. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the LIRNs for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the LIRNs. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the LIRNs. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the LIRNs. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the LIRNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the LIRNs, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the LIRNs for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

Additional Medicare Tax on Unearned Income. With respect to taxable years beginning after December 31, 2012, certain U.S. Holders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the LIRNs.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the LIRNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-2.

Capped Leveraged Index Return Notes®	TS-14

Validity of the LIRNs

In the opinion of McGuireWoods LLP, as counsel to BAC, when the LIRNs offered by this Note Prospectus have been completed and executed by BAC, and authenticated by the trustee in accordance with the provisions of the Senior Indenture, and delivered against payment therefor as contemplated by this Note Prospectus, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated April 28, 2011, which has been filed as an exhibit to our Current Report on Form 8-K dated April 28, 2011.

Capped Leveraged Index Return Notes®	TS-15

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the LIRNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The LIRNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the LIRNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement LIRN-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003415/g18702p2e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are our registered service marks.

Capped Leveraged Index Return Notes®	TS-16